Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149316 on Form S-8 of our reports dated April 26, 2012 relating to the consolidated financial statements and the related financial statement schedule of VisionChina Media Inc. and its subsidiaries and variable interest entities (the “Company”) and the effectiveness of VisionChina Media Inc. and its subsidiaries and variable interest entities internal control over financial reporting, appearing in the annual report on Form 20-F of the VisionChina Media Inc. and its subsidiaries and variable interest entities for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Hong Kong

April 26, 2012